Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form F-3 No. 333-137695) of América Móvil, S.A.B. de C.V. and in the related prospectus of our report dated June 18, 2007, with respect to the consolidated financial statements of América Móvil, S.A.B. de C.V., América Móvil, S.A.B. de C.V.’s management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over internal control over financial reporting of América Móvil, S.A.B. de C.V., included in this Annual Report (Form 20-F) for the year ended December 31, 2006.

Mancera, S.C.

A member firm of

Ernst & Young Global

            /s/ Agustín Aguilar Laurents

C.P.C. Agustín Aguilar Laurents

Mexico City, Mexico

June 18, 2007